Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dcurtin@weismarkets.com

WEIS MARKETS REPORTS RESULTS FOR 2018 AND FOURTH QUARTER

Sunbury, PA (March 11, 2019) – Weis Markets, Inc. (NYSE:WMK) today reported record total sales of over $3.5 billion for the 52-week period ended December 29, 2018, up 1.2 percent compared to the same period a year ago, while annual comparable store sales increased 0.7 percent. Income from operations rose $7.2 million, or 9.4 percent to $83.6 million compared to $76.4 million for the same period in 2017.

The Company’s annual and fourth quarter net income comparisons are impacted by the federal government’s implementation of the Tax Cuts and Jobs Act (Tax Reform) in 2017. The Company realized a $49.3 million decrease in its deferred income tax due to this legislation, which improved net income in both its 2017 and fourth quarter results. The current annual results contain no such benefit.  Annual net income totaled $62.7 million (-36.3 percent) compared to $98.4 million in 2017. Annual earnings per share totaled $2.33 compared to $3.66 per share in 2017.

“We made significant forward progress in 2018 by driving sales, investing in our store base and information technology and by improving store-level efficiencies,” said Weis Markets Chairman and CEO Jonathan Weis. “The result was a 9.4 percent increase in annual operating income and increased comparable store sales in 2018. During the year, we also expanded online ordering with in-store pickup and home delivery to 173 stores which resulted in more than 100,000 orders and a 33.2 percent increase in online sales.

Fourth Quarter Results:

During the thirteen-week period ended December 29, 2018, the Company’s sales increased 1.0 percent to $892.9 million compared to the same period in 2017, while fourth quarter comparable store sales increased 0.9 percent.

Income from operations in the fourth quarter totaled $17.2 million compared to $22.3 million in the same period in 2017. As previously noted, the fourth quarter in 2017 was impacted by the favorable $49.3 million decrease in the Company’s deferred income tax due to the federal government’s implementation of the Tax Cuts and Jobs Act (Tax Reform) in 2017. The current period contains no such benefit. The Company’s fourth quarter net income declined 79.2 percent to $13.2 million compared to $63.7 million in 2017, while earnings per share totaled $0.49 compared to $2.37 per share for the same period in 2017.

The Company attributed its increases in fourth quarter 2018 sales and comparable store sales to targeted holiday promotions through its loyalty marketing program and continuing improvements in store level efficiencies, price optimization improvements and improved store-level inventory management.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 200 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof.  The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

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WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Fourth Quarter — 2018
(Unaudited)

	13 Weeks Ended		Increase
	December 29, 2018	December 30, 2017	(Decrease)
Net sales	$892,988,000	$883,748,000	1.0%

Income from operations	17,172,000	22,262,000	(22.9)%

Income before provision for income taxes	$15,049,000	$22,967,000	(34.5)%
Provision for income taxes	1,804,000	(40,687,000)	(104.4)%
Net income	$13,245,000	$63,654,000	(79.2)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$0.49	$2.37	$(1.88)

	52 Weeks Ended		Increase
	December 29, 2018	December 30, 2017	(Decrease)
Net sales	$3,509,270,000	$3,466,807,000	1.2%

Income from operations	83,590,000	76,425,000	9.4%

Income before provision for income taxes	$82,136,000	$79,023,000	3.9%
Provision for income taxes	19,398,000	(19,391,000)	(200.0)%
Net income	$62,738,000	$98,414,000	(36.3)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$2.33	$3.66	$(1.33)